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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)
 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)*

                                 Net2Phone, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64108N 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 24, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /  Rule 13d-1(b)

         /X/  Rule 13d-1(c)

         / /  Rule 13d-1(d)











* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                      -1-
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----------------------------------------------
 CUSIP NO. 64108N 10 6                                         PAGE 2 OF 5 PAGES
----------------------------------------------

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    1  NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Yahoo! Inc.

       77-0398689
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    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a)    / /
                                                        (b)    / /
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    3  SEC USE ONLY


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    4  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
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                          5  SOLE VOTING POWER

                             4,049,562
      NUMBER OF
                      ----------------------------------------------------------
       SHARES             6  SHARED VOTING POWER

     BENEFICIALLY            --

       OWNED BY       ----------------------------------------------------------
                          7  SOLE DISPOSITIVE POWER
         EACH
                             4,049,562
      REPORTING
                      ----------------------------------------------------------
        PERSON            8  SHARED DISPOSITIVE POWER

         WITH                --

--------------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,049,562(1)
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   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
       INSTRUCTIONS)


--------------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.8%(2)
--------------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       CO
--------------------------------------------------------------------------------

1 Includes 1,271,784 shares of Net2Phone Common Stock subject to warrants which will only become exercisable upon the satisfaction of certain performance criteria by Yahoo! Inc.
2 Based on 28,092,470 shares of Net2Phone Common Stock outstanding as of December 11, 2000.


                                      -2-
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     The Schedule 13G filed with the Securities and Exchange Commission on April
7, 2000 by Yahoo! Inc. with respect to the common stock of Net2Phone, Inc. is hereby amended and restated in its entirety as follows:


ITEM 1(a).        NAME OF ISSUER:

                  Net2Phone, Inc.
                  --------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  520 Broad Street, Newark, New Jersey 07102
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                  Yahoo! Inc.
                  --------------------------------------------------------------


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  3420 Central Expressway, Santa Clara, California 95051
                  --------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                  Yahoo! Inc. is a Delaware Corporation
                  --------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share
                  --------------------------------------------------------------

ITEM 2(e).        CUSIP NUMBER:

                  64108N 10 6
                  --------------------------------------------------------------



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS A:

   (a)   / / Broker or dealer registered under Section 15 of the Exchange Act;

   (b)   / / Bank as defined in section 3(a)(6) of the Exchange Act;

   (c)   / / Insurance company as defined in section 3(a)(19) of the Exchange
             Act;

   (d) / / Investment company registered under section 8 of the Investment Company Act of 1940;

   (e)   / / An investment adviser in accordance with Rule 13-d(1)(b)(1)(ii)(E);

   (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

   (g) / / A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

   (h) / / A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

   (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

   (j)   / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount Beneficially Owned:

         4,049,562
         -----------------------------------------------------------------------

     (b) Percent of Class:

         13.8%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)    Sole power to vote or to direct the vote 4,049,562
                                                         -----------------------
         (ii)   Shared power to vote or to direct the vote --
                                                           ---------------------
         (iii)  Sole power to dispose or to direct the disposition of 4,049,562
                                                                      ----------
         (iv)   Shared power to dispose or to direct the disposition of --
                                                                        --------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Except as may be disclosed in periodic filings with the Securities and Exchange Commission from time to time, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 13, 2001
                                         ---------------------------------------
                                                        (Date)

                                         /s/Susan L. Decker
                                         ---------------------------------------
                                                      (Signature)

                                         Susan L. Decker, Senior Vice President,
                                         ---------------------------------------
                                         Finance and Administration and Chief
                                         ---------------------------------------
                                         Financial Officer
                                         ---------------------------------------
                                                       (Name/Title)

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